Exhibit 99.1

[Lake Area Corn Processors, LLC Letterhead]

May 27, 2005

Dear fellow stockholder,

Dakota Ethanol has enjoyed four successful years of operation as the nations first new generation 40 million gallon per year ethanol plant.  This success can be greatly attributed to the talented staff of employees of Dakota Ethanol who show up every day and ensure our investment be as profitable as possible.  Dakota Ethanol has also received much assistance from the Broin Companies.  The Broin Companies have provided management services, marketed our ethanol and distillers grains, provided risk management and various other services.  They have been committed to our success and provided a valuable service.

Your Board of Directors has the responsibility to review and execute all major contracts dealing with Dakota Ethanol. The Broin Management Agreement expires January 1, 2006, and a review of the contract and related services was initiated.  As such the LACP members of the Dakota Ethanol Board conducted an extensive evaluation in three different areas:  1) past performance of the services provided, 2) evaluation of proposed services from the Broin Companies and 3) evaluation of services that could be provided by other companies in the industry.  After hundreds of hours and countless meetings with those in the ethanol field, this review process is complete.

The LACP representatives to the Dakota Ethanol Board of Directors have decided not to renew the agreements with Broin Management and their affiliates.  This will include contracts with Ethanol Products, Dakota Gold Marketing and Commodity Marketing Company and will include the replacement of the General Manager and Technical Manager.  This decision is not based on performance but is based on a difference in philosophy.  Attached is a letter that was delivered to Broin Management on 5/24/05.

The LACP members of the Dakota Ethanol Board has decided it would be in Dakota Ethanol’s best interest to employ a strategy that maximizes the advantages of working within a group, while maintaining the flexibility that comes from being independent.  To leverage group advantages, Dakota Ethanol will retain the services of a top three ethanol marketer whose Cooperative (Coop) type philosophy is very similar to ours.  Distillers grain will be marketed by one of the largest and most established marketers in the country.  A working relationship will be established that gives Dakota Ethanol access to group buying discounts, technology evaluations and operational assistance.  The advantages associated with being an independent producer will come from a new general manager leading our existing team of 39 dedicated Dakota Ethanol employees whose experience is second to none.

The Dakota Ethanol mission statement reads “To be the lowest cost producer of ethanol, while returning the maximum profit to all our members”.  Your Board is convinced the approaches and philosophies described above will better enable us to live up to our mission.  We would like to thank the Broin Companies for all they have done for Dakota Ethanol and wish them the very best in the future.

Sincerely,

/s/ Ron Alverson	/s/ Gregory Van Zanten

/s/ Todd Brown	/s/ Douglas Van Duyn

/s/ Dale Schut	/s/ Brian Woldt

/s/ Dale Thomspon